FileNET Asia Pacific, Pte. Ltd. (Singapore)
FileNET BV  (The Netherlands)
FileNET Canada, Inc. (Canada)
FileNET Company Limited  (Ireland)
FileNET Corporation Europe, EURL (France)
FileNET Corporation, Pty. Ltd. (Australia)
FileNET GmbH (Germany)
FileNET Hong Kong Limited (Hong Kong)
FileNET Iberia, S.L. (Spain)
FileNET International Corporation (U.S. Virgin Islands)
FileNET Corporation Korea (Korea)
FileNET Nihon (K.K.)  (Japan)
FileNET Limited (England)
FileNET Corporation Italy (Italy)
FileNET Corporation International (Delaware)